April 21, 2017

Personal and Confidential

Samuel Goldfinger
500 E. 77th St. #1431
New York, NY 10162

Dear Mr. Goldfinger:

This letter will confirm the following terms in connection with your separation of employment from Committed Capital Acquisition Corporation (the “Company”). The Company and you agree that this letter (this “Agreement”) represents the full and complete agreement concerning your termination of employment with the Company.

1.
Termination and Transition Period. You gave notice of your resignation of employment on April 18, 2017. You and the Company agree that your employment with the Company will terminate on May 26, 2017 (the “Termination Date”). During the period beginning on the date hereof (the “Transition Date”) and ending on the Termination Date (the “Transition Period”), you will continue perform your duties of employment. The Company will continue to pay you your base salary at the rate in effect as of the date hereof and you may continue to participate in the Company’s health and welfare plans, if applicable and subject to their terms, during the Transition Period. The Company, however, may terminate your employment for Cause as defined in the employment agreement between the Company and you dated as of October 16, 2013 (“Employment Agreement”). If the Company terminates your employment for Cause or if you cease providing services for any reason during the Transition Period, you will be entitled to receive only the base salary earned up to the date your employment is terminated, and the Termination Date will be the date your employment is terminated for Cause or the date you resign for any reason. Except as otherwise provided for herein, you will not be entitled to any additional employee benefits and you will not continue to earn any vacation time following the Transition Date in accordance with Company’s policies. You acknowledge and agree that other than as specifically set forth in this Agreement, you are not due any compensation for unpaid salary, bonus, severance, incentive or performance pay or accrued or unused vacation time or vacation pay.

2.
Separation Benefits. In exchange for your transition duties in Paragraph 1 and other promises and covenants herein, the Company agrees to terminate your “No Competition” obligations set forth in Section 8(d) of the Employment Agreement.

3.
Stock Options. You were granted options to purchase shares of the Company’s common stock pursuant to the terms of the Stock Option Agreements and Stock Option Grant Notices dated October 16, 2013 (the “Option Agreements”) and the terms of the Company’s 2013 Employee, Director and Consultant Equity Incentive Plan (the “Plan”).  129,027 shares covered by the Option Agreements are vested (the “Vested Shares”) as of the Termination Date and the remaining are unvested (the “Unvested Shares”).  You acknowledge and agree that, upon the Termination Date, the options with respect to the Unvested Shares shall be terminated and you shall have no right(s) to exercise the options with respect to any portion of such Unvested Shares. The options with respect to the Vested Shares shall continue to be governed by the terms of the Option Agreements and the Plan.

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4.
Post-Employment Agreements. You further agree to be cooperative and to make yourself reasonably available to assist with the transition of your position for six weeks following the Transition Period (“Post-Employment Transition Period”). You represent that the Global Chief Financial Officer of your then current employer during the Post-Employment Transition Period has been notified and consents to your post-employment obligations with our Company. Subject to the Company’s agreement in Paragraph 2, you acknowledge and agree that you will continue to abide by and comply with the obligations set forth in Sections 8, 9 10, and 19 of the Employment Agreement unless the Company agrees to waive such obligations in writing.

5.
Release. In consideration for the benefits in Paragraph 2 and other covenants set forth herein, you voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates and parents, together with each of those entities’ respective officers, directors, shareholders, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which you now have or in the future may have against them, whether known or unknown, suspected or unsuspected, for any act, omission or event occurring up to and including the date you sign this Agreement. This release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the New York State Human Rights Law, the New York City Human Rights Law, the Family Medical Leave Act, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, carried interest points, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law; provided, however, that you are not releasing any claims related to enforcement of the terms of this Agreement. In consideration of your willingness to enter into this Agreement, the Company on behalf of its past and present parent companies, subsidiaries, affiliates and related entities, hereby waives and releases you from any and all claims, liabilities and obligations, both known and unknown that arise out of or are in any way related to events, acts, conduct or omissions occurring at any time prior to and including the date the Company signs this Agreement; provided, however, that this release will not extend to claims arising at any time from your contractual and statutory obligations pursuant to Sections 8, 9, 10 and 19 of your Employment Agreement (subject to the limitations of Paragraph 2 in this Agreement), nor to any claims arising at any time from your willful misconduct that causes material injury to the Company (“Excluded Claims”). The Company represents that as of the date this Agreement is signed, it is unaware of any such Excluded Claims that the Company could assert against you.

6.	No Claims Filed. As a condition of the Company entering into this Agreement, you further represent that you have not filed against the Company or any of the other Releasees, any complaints, claims or

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lawsuits with any court, administrative agency or arbitral tribunal prior to the date hereof, and that you have not transferred to any other person any such complaints, claims or lawsuits. Subject to Paragraph 8, you understand that by signing this Agreement, you waive your right to any monetary recovery in connection with a local, state or federal governmental agency proceeding relating to your employment with the Company and you waive your right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal relating to your employment with the Company.

7.
Protected Rights. You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

8.	No Admission of Wrongdoing. By entering into this Agreement, neither you nor the Company nor any of the Company’s officers, agents or employees, admit any wrongdoing or violation of any law.

9.
Return of Company Property. Unless otherwise requested by the Company, you shall return by the Termination Date all Company property, documents and confidential information in your possession or under your control, that is in electronic, written or other tangible form (together with all duplicates thereof) and you agree not to retain any such Company property, documents or confidential information or any copies thereof.

10.
Severability. If at any time, after the date of the execution of this Agreement any court or administrative agency finds that any provision of this Agreement is illegal, void, or unenforceable, that provision will no longer have any force and effect. However, the provision’s illegality or unenforceability will not impair the enforceability of any other provision of this Agreement.

11.	Changes to the Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

12.
Choice of Law; Arbitration; Waiver of Jury Trial.  Any controversy or claim arising out of or relating to this Agreement or a breach of this Agreement shall, to the fullest extent permitted by law, be settled exclusively by arbitration before a single arbitrator appointed by the American Arbitration Association (“AAA”) in New York, New York (applying New York law) under the National Rules for the Resolution of Employment Disputes of the AAA, as may be amended from time to time. Pursuant to applicable law, the Company and you will share the AAA administrative fees, the arbitrator’s fee and expenses. All Claims and defenses which could be raised before a court must be raised in arbitration and the arbitrator shall apply the law accordingly. The arbitrator shall issue a written decision setting forth the essential findings and conclusions in sufficient detail to permit judicial review to the extent permitted by law. The decision or award of the arbitrator shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Any relief or recovery based on any claims arising out of your employment, cessation of employment, including but not limited to, any claim of unlawful harassment or discrimination, shall be limited to that awarded by the arbitrator. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

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APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.
Entire Agreement. This Agreement (together with the obligations in the Employment Agreement that expressly continue following the Termination Date in accordance with the terms of the Employment Agreement, which, the parties agree, shall include the Company’s indemnification obligations set forth in Section 3(i) of the Employment Agreement) constitutes the entire agreement between you and the Company and supersedes all other agreements between you and the Company with the respect to the terms of your employment and the termination thereof. You confirm that in signing this Agreement you have not relied on any warranty, representation, assurance, or promise of any kind whatsoever other than as expressly set out in this Agreement.

14.	Waiver. By signing this Agreement, you acknowledge that:
(i) You have carefully read and understand this Agreement;
(ii) The Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;
(iii) You have been given 21 days to consider your rights and obligations under this Agreement and to consult with an attorney about both;
(iv) You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;
(v) You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;
(vi) You acknowledge and agree that the benefits set forth in Paragraph 2 of this Agreement are contingent on execution of this Agreement, which releases all of your claims against the Company and the Releasees, and you KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and the Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;
(vii) You have seven (7) days after you sign this Agreement to revoke it by notifying the Company in writing. The Agreement will not become effective or enforceable until the seven (7) day revocation period has expired;
(viii) This Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and
(ix) This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after you sign it, provided that you do not exercise your right to revoke this Agreement.

15.	Return of Signed Agreement. You should return the signed Agreement to me on or before the date that is 21 days from the date hereof.
Sincerely,
/s/ Jonathan Segal

Jonathan Segal
Chief Executive Officer

411 WEST 14TH STREET, NEW YORK, NY 10014 | 646.624.2400 | TOGRP.COM

Read, Accepted and Agreed to:

/s/ Samuel Goldfinger
Samuel Goldfinger

April 21, 2017
Date

411 WEST 14TH STREET, NEW YORK, NY 10014 | 646.624.2400 | TOGRP.COM